Exhibit 10.1

ASSIGNMENT AGREEMENT

This ASSIGNMENT AGREEMENT (this “Agreement”), dated as of August 11, 2015, is made by and among PRINCIPAL SOLAR, INC., a Delaware corporation (“PSI”), CAROLINA ENERGY PARTNERS II, LLC, a Delaware limited liability company (“CEP II”), INNOVATIVE SOLAR SYSTEMS, LLC, a North Carolina limited liability company (“ISS”) and INNOVATIVE SOLAR 46, LLC, a North Carolina limited liability company (“Project Company”). Collectively, PSI, CEP II, ISS and Project Company are referred to herein as the “Parties” and individually as a “Party”.

RECITALS

A.     PSI, ISS and Project Company are parties to that certain Membership Interest Purchase Agreement, dated as of November 6, 2014 (the “Original MIPA” and as amended by the First Amendment to MIPA (as defined below), the “MIPA”), for the sale by ISS to PSI of 100% of the membership interests in Project Company, which holds all rights, title and interests in and to a 78.5 MWAC ground-mount solar project under development in Cumberland County, North Carolina (the “Project”).

B.     PSI desires to assign to CEP II, and CEP II desires to assume from PSI, the MIPA and other Project related assets, subject to the terms and conditions of this Agreement.

C.     PSI desires to continue performing certain project development services and CEP II wishes to engage PSI to perform the same.

D.     In connection with the foregoing transaction, ISS and Project Company (i) consent to the assignment of the MIPA from PSI to CEP II and (ii) agree to certain amendments to the MIPA at the Closing (as defined below).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
ASSIGNMENT

1.1     Assignment. Subject to the terms and conditions set forth herein, at the Closing, PSI shall assign to CEP II all of PSI’s rights, title and interests in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible, wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Project, including, without limitation, all of PSI’s right, title and interest in, to and under (i) the MIPA, and (ii) originals, or where not available, copies, of all books and records, including, but not limited to, data, studies and correspondence (including all correspondence with any governmental authority) used in the siting, design, development, interconnection, construction, start-up, testing, commissioning, ownership, use, operation or maintenance of the Project ((i) and (ii) are collectively referred to herein as, the “Project Development Assets”).

1.2     Excluded Assets. Except as otherwise agreed by the Parties in writing, all assets of PSI (other than the Project Development Assets) shall be expressly excluded from the transactions contemplated by this Agreement and shall be retained exclusively by PSI (collectively, the “Excluded Assets”).

1.3     Assumed Liabilities. Subject to the terms and conditions of this Agreement, effective as of the Closing, CEP II shall assume, and agree to pay to ISS, when due and payable, the Purchase Price (as defined in the MIPA) payments remaining to be paid to ISS on or after the Closing under the MIPA (the “Assumed Liabilities”).

1.4     Excluded Liabilities. Other than the Assumed Liabilities, CEP II shall not assume hereunder any liabilities or obligations of PSI of any kind, whether known or unknown, direct or indirect, contingent, conditional, implied, accrued, asserted, matured or otherwise, whether currently existing or hereinafter created (collectively, the “Excluded Liabilities”).

1.5     Consideration. As consideration for the consummation of the assignment by PSI, and the assumption by CEP II from PSI, of the Project Development Assets, and the other matters set forth herein, CEP II shall pay to PSI, except as otherwise provided herein, an amount equal to the sum of (A) the Closing Payment, (B) the Reimbursement Payment, (C) the Delayed Payment, and (D) the COD Payment (if the Project achieves COD), each of which, shall be paid by CEP II to PSI, except as otherwise provided herein, by wire transfer of immediately available funds to the bank account (with all necessary wire transfer information) designated by PSI in Schedule 1.5 hereto, except as otherwise notified to CEP II not less than two (2) days prior to the applicable date for payment. The foregoing shall be paid as follows:

(a)     Closing Payment. At the Closing, CEP II shall pay a total amount equal to $3,500,000.00 (the “Closing Payment”), of which $1,294,722.32 (the “Alpha Satisfaction”) shall be paid to Alpha Capital Anstalt on behalf of PSI by wire transfer of immediately available funds to the bank account designated in the Alpha Capital Anstalt Release (defined below), and $2,205,277.68 shall be paid to PSI.

(b)     Reimbursement Payment. At the Closing, CEP II shall (i) reimburse PSI an amount equal to $3,965,036.58 which amount represents all out-of-pocket costs and expenses of PSI related to the development of the Project (including, acquisition costs, interconnection and substation costs, engineering costs and third party vendor costs ) that have already been paid by PSI as listed on Schedule 1.5(b), and (ii) on behalf of PSI, pay $583,207.92 to those vendors listed on Schedule 1.5(b) for all other costs and expenses actually incurred, but yet to be paid, by PSI or the Project Company that are related to the development of the Project; and within 10 (ten) days after the Closing, CEP II shall pay $176,880.00 to Lessor (defined below) (all payments, in the aggregate, , representing the “Reimbursement Payment”). In addition to those representations and warranties otherwise herein, PSI represents and warrants (A) that Schedule 1.5(b) sets forth (x) all out-of-pocket costs and expenses of PSI related to the development of the Project, and (y) all costs and expenses incurred (for services performed and otherwise) but yet to be paid by PSI or the Project Company related to the development of the Project, and (B) that Exhibit C to the MIPA is accurate and contains the only existing liabilities of the Project Company to date.

(c)     Delayed Payment. On August 31, 2015, CEP II shall pay to PSI, or deposit in the Escrow Fund if a Release has not yet been received by CEP II, an amount equal to $2,500,000.00 (the “Delayed Payment”). For these purposes, the term “Release” shall mean an unconditional release in writing to the reasonable satisfaction of CEP II from Carlyle Capital, its affiliates, successors and assigns releasing CEP II and its affiliates, successors and assigns from any and all claims and actions (known or unknown, matured or contingent, or otherwise) related to the Carlyle Capital Matter.

(d)     COD Payment. Within five (5) days after the Project achieves COD, CEP II shall pay to PSI an amount equal to $1,000,000.00 (the “COD Payment”); provided, however, that from this amount CEP II shall deduct all claims, damages, costs and reasonable expenses (including its attorney’s fees) that it has then incurred to date in connection with the Carlyle Capital Matter and otherwise in accordance with Article VI below. For purposes of this Agreement, “COD” shall have the meaning ascribed to such term in the Renewable Power Purchase Agreement by and between Project Company and Duke Energy Progress, Inc., dated as of November 10, 2014 (the “PPA”).

(e)     Escrow . CEP II and PSI will enter into an escrow agreement reasonably satisfactory to CEP II (the “Escrow Agreement”) with an escrow agent to be reasonably selected by CEP II to secure the indemnity obligations of PSI under Section 6.2(f) below in connection with the Carlyle Capital Matter (the “Escrow Fund”). For these purposes the “Carlyle Capital Matter” shall mean any and all amounts or obligations alleged to be owed by PSI or its affiliates (or by CEP II or its affiliates as a successor to PSI of such liability or otherwise) to Carlyle Capital Markets, Inc. or its affiliates (“Carlyle Capital”), in connection with the transactions contemplated hereunder pursuant to a Consulting Agreement between PSI and Carlyle Capital, dated December 4, 2013, as amended, or otherwise (the “Carlyle Capital Matter”).

1.6     First Amendment to MIPA. Simultaneously with the Closing, each of ISS and CEP II shall enter into an amendment to the Original MIPA, in the form attached hereto as Exhibit A (the “First Amendment to MIPA”).

1.7     Engineering, Procurement and Construction Agreement. Simultaneously with the Closing, (i) PSI shall assign all of its rights and interests in, to and under the Engineering, Procurement and Construction Agreement, dated as of April 27, 2015, by and between PSI and Alpha Energy, a division of Alpha Technologies Services, a Nevada corporation (as the contractor) (the “EPC Agreement”) to Project Company, and (ii) each of Alpha Energy and Project Company shall enter into an amended and restated EPC Agreement, in the form attached hereto as Exhibit B (the “Amended and Restated EPC Agreement”).

ARTICLE II
closing

2.1     Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution of this Agreement on the date of this Agreement (the “Closing Date”) at a place to be mutually agreed upon by the Parties or remotely via the electronic exchange of documents and signatures.

2.2     PSI Closing Deliverables. At the Closing, PSI shall deliver, or shall cause to be delivered, to CEP II: (a) a bill of sale and assignment agreement, in the form attached hereto as Exhibit C, assigning the Project Development Assets to CEP II (the “Bill of Sale and Assignment Agreement”), duly executed by PSI; (b) an assignment and assumption agreement, in the form attached hereto as Exhibit D, assigning the EPC Agreement to Project Company (the “EPC Assignment and Assumption Agreement”), duly executed by PSI; (c) the Amended and Restated EPC Agreement, duly executed by Alpha Energy; (d) an estoppel certificate in a form reasonably acceptable to CEP II from Barker Gallberry Farms, LLC (“Lessor”) confirming that (i) the Lease between Lessor and Project Company dated as of January 27, 2014, as amended by that Amendment of Lease dated May 29, 2015 and by that Second Amendment of Lease dated August 3, 2015 (the “Lease”) is in full force and effect and (ii) neither Lessor nor the Project Company is in default under the Lease; (e) written consent of Duke Energy Progress Inc. to the change of control of Project Company in form and substance acceptable to CEP II; (f) confirmation in writing that all payments owed under the Interconnection Agreement (defined below) have been timely made; (g) a release in writing from Alpha Capital Anstalt to the satisfaction of CEP II of any and all liens against the Project Development Assets (including the MIPA), and any and all other property being assigned by PSI and its affiliates to CEP II hereunder (the “Alpha Capital Anstalt Release”); and (h) such additional documents as CEP II may reasonably request to give effect to this Agreement.

2.3     CEP II Closing Deliverables. At the Closing, CEP II shall deliver, or shall cause to be delivered, (a) to PSI (i) the Closing Payment minus the Alpha Satisfaction; (ii) the Bill of Sale and Assignment Agreement, duly executed by CEP II; (iii) the EPC Assignment and Assumption Agreement, duly executed by Project Company; and (iv) such additional documents as PSI may reasonably request to give effect to this Agreement; (b) to ISS, the First Amendment to MIPA, duly executed by CEP II; and (c) to Alpha Energy, the Amended and Restated EPC Agreement, duly executed by CEP II.

2.4     ISS Deliverables. At the Closing, ISS shall deliver, or shall cause to be delivered, to CEP II, the First Amendment to MIPA, duly executed by ISS.

ARTICLE III
Representations and warranties of PSI

  PSI represents and warrants to CEP II that the statements contained in this Article III are true and correct as of the date hereof.

3.1     Organization and Authority; Enforceability. PSI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. PSI has full corporate power and authority to enter into this Agreement and the documents to be delivered by it hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by PSI of this Agreement and the documents to be delivered by it hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of PSI. This Agreement and the documents to be delivered by PSI hereunder have been duly executed and delivered by PSI, and (assuming due authorization, execution and delivery by the other Parties, as applicable) this Agreement and the documents to be delivered by PSI hereunder constitute legal, valid and binding obligations of PSI, enforceable against PSI in accordance with their respective terms.

3.2     No Conflicts; Consents. The execution, delivery and performance by PSI of this Agreement and the documents to be delivered by PSI hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of incorporation, by-laws or other organizational documents of PSI; (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to PSI or the Project Development Assets; (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which PSI is a party or to which the Project Development Assets are subject; or (d) result in the creation or imposition of any mortgages, pledges, liens, charges, security interests, claims or other encumbrances (collectively, “Encumbrances”) on any of the Project Development Assets. No consent, approval, waiver, notice or authorization is required to be made or obtained by PSI other than the Alpha Capital Anstalt Release obtained and delivered by PSI to CEP II from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by PSI of this Agreement and the consummation of the transactions contemplated hereby.

3.3     Project Development Assets. Schedule 3.3 sets forth a true, correct and complete list of all Project Development Assets. PSI has good and marketable title to all of the Project Development Assets. All Project Development Assets are free and clear of any and all Encumbrances (other than Encumbrances created by operation of law securing an obligation entered in the ordinary course of business that is not yet due) and other rights of third parties. Other than the Project Development Assets, the Project Company Development Assets (defined below), and the ISS Project Development Assets (as defined in the MIPA), there are no other assets that are held by PSI, ISS, any affiliate of ISS or PSI, or any other person, relating to, associated with or concerning the Project or the Premises (as defined in the Lease), or necessary to the construction or operation of the Project. For purposes of this Agreement, “Encumbrances” shall have the meaning provided to it in the MIPA.

3.4     Contracts.

(a)     Each of the MIPA and each of the Project Agreements: (i) is a legal, valid and binding obligation of PSI or the Project Company, as the case may be; (ii) except as stated on Schedule 3.4(a) has not been amended, modified or supplemented; (iii) has not been assigned to any person or entity, either partially or in its entirety; and (iv) is enforceable against the parties thereto, in accordance with its terms. PSI has provided CEP II with a true, correct and complete copy of the Original MIPA and each of the Project Agreements.

(b)     No party to such agreement is in violation, breach or default, and no event, occurrence or condition has occurred that, with notice or lapse of time or both, would constitute a breach, violation or default, or give rise to a right of termination, cancellation, modification or acceleration or other changes of any right or obligation or loss of any benefit, under the MIPA or any of the Project Agreements. There are no claims or disputes (whether for liquidated damages, indemnification or other monetary damages or otherwise) pending or threatened under the MIPA or any of the Project Agreements and PSI has not received any notice of or is otherwise aware of such claims or disputes or any notice of termination, cancellation or non-renewal with respect to the MIPA or any of the Project Agreements or any intention of any party thereto to do so.

(c)     Except as stated on Schedule 3.4(c), no consent, approval, waiver or authorization is required to be obtained from ISS or Project Company or any other person or entity (including any governmental authority) in connection with the assignment of the Project Development Assets to CEP II hereunder or in connection with the assignment of the EPC Agreement to the Project Company pursuant to the EPC Assignment and Assumption Agreement or in connection with the transaction(s) contemplated herein, so not to cause or create a default or breach under any of the Project Agreements.

(d)     As of the date hereof, PSI has paid, or caused to be paid, to ISS $2,370,000, which represents all of the Purchase Price payments required to be paid to ISS under the MIPA other than the Assumed Liabilities.

For purposes of this Agreement, “Project Agreements” means each of (i) the EPC Agreement, (ii) the PPA, (ii) the North Carolina Interconnection Agreement between Duke Energy Progress, Inc. and Project Company, dated as of October 17, 2014 (the “Interconnection Agreement”) and (iii) the Lease.

3.5     Compliance with Laws. PSI has complied, and is now complying, with all applicable federal, state and local laws and regulations applicable to the Project Development Assets.

3.6     Legal Proceedings. There is no claim, action, suit, proceeding or governmental investigation (“Action”) of any nature pending or threatened against or by PSI relating to or affecting the Project Development Assets or that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

3.7     Project Company Development Assets. Schedule 2.13 to the MIPA sets forth a true, correct and complete list of all assets of the Project Company, including those related to, associated with or concerning the Project or the Premises (collectively, the “Project Company Development Assets”). The Project Company has good and marketable title to all of the Project Company Development Assets. All Project Company Development Assets are free and clear of any and all Encumbrances and other rights of third parties. The Project Company Development Assets (i) have been maintained in accordance with prudent industry practices for similar assets, (ii) are in good operating condition and repair, ordinary wear and tear excepted (to the extent tangible), and (iii) are suitable for the purposes for which they are employed.

3.8      Contracts.  Schedule 2.14 to the MIPA contains a true, correct and complete list of all contracts to which the Project Company is a party or that relate to, are associated with or concern, or will relate to, be associated with or concern, the Project, the Project Company or the Project Company Development Assets (the “Material Contracts”). Each Material Contract has been duly authorized and executed, has been delivered by Seller to Buyer, is in full force and effect, and constitutes a legal, valid, binding and enforceable agreement as to the Project Company and to the respective counterparties thereto, and will not be rendered invalid or unenforceable or in breach or default as a result of the transactions contemplated by this Agreement. Neither the Project Company nor any other person (i) is in breach of or in default under any Material Contract, (ii) has indicated its intention to amend or terminate any Material Contract, or (iii) has made any claims against, or sought any indemnification as to any matter arising under or with respect to any Material Contract. No event has occurred which with the passage of time or giving of notice or both would constitute such a default, result in a loss of rights or permit termination, modification or acceleration under, or result in the creation of any Encumbrance under any Material Contract.     Seller has made available to Buyer true, correct and complete copies of all Material Contracts and any amendments thereto. Other than the Material Contracts, there are no contracts relating to, associated with or concerning the Project or the Project Company Development Assets. Neither PSI, ISS or Project Company is a party to any agreement with FLS Energy or any other third party related to the Project, directly or indirectly, that is not considered or listed herein as a Material Contract, which is in default or with the passage of time or giving of notice or both would be in default, or which has been terminated because of a default.

3.9     Regulation. The Project Company (i) is a “public utility” as that term is defined in the FPA, and (ii) is not subject to regulation as a “public utility,” as that term is defined in the North Carolina Public Utilities Act. Neither ISS nor Project Company is subject to regulation as a “public utility,” “public utility company,” “electrical corporation” or a “holding company” as those terms are defined in PUHCA, the FPA or the North Carolina Public Utilities Act, or otherwise subject to regulation as a public utility or service company (or similar designation) by a Governmental Authority and have taken no action that would result in Seller or Project Company being subject to such regulation. The Project is a QF and will be a “small power production facility” that will meet the requirements of 18 CFR Section 292.204. The Project Company (i) has obtained and maintained status for the Project as a QF and (ii) has made the requisite filings with FERC and any applicable utility and state regulatory authority. The Project and the Project Company are exempt from regulation (i) as set forth in 18 C.F.R. Sections 292.601 and 602, but are not exempt from regulation as to rates and terms of conditions of service under Sections 205 and 206 of the FPA under 18 CFR Section 292.601, and (ii) by the state of North Carolina respecting rates and financial and organizational regulation under 18 CFR Section 292.602. The ownership of the Project will not result in the Project Company being subject to regulation by the NCUC as a “public utility” as defined in the North Carolina Public Utilities Act. The Project Company has obtained all applicable NCUC regulatory approvals to (i) construct the Project, including but not limited to, the requirement to obtain a certificate of public convenience and necessity to begin construction of an electric generating facility in accordance with N.C.G.S. § 62-110.1 and Rule R8-64; and (i) register the Project as a New Renewable Energy Facility, as that term is defined in N.C.G.S. § 62-133.8, in accordance with Rule R8-66. For purposes of this Agreement, “NCUC” shall mean the North Carolina Utilities Commission and ”North Carolina Public Utilities Act” shall mean Chapter 62 of the North Carolina General Statutes.

3.10     Interconnection. The Project Company has obtained approval to interconnect the Project pursuant to a fully-executed Final Interconnection Agreement, as that term is defined in the North Carolina State –Jurisdictional Interconnection Procedures. The Project Company has complied in all respects with the North Carolina State –Jurisdictional Interconnection Procedures, including but not limited to (i) completing all obligations imposed by the interconnecting utility under the Section 1.1.3 queue management process; (ii) obtaining all required studies by the interconnecting utility under the Section 4 Study Process necessary to evaluate the Project’s impact to the utility system and the cost of interconnection facilities and any Upgrades required for the utility to safely and reliably interconnect and operate in parallel with the Project; (iii) the Project Company is in full compliance with all payment obligations and Project interconnection milestones specified in the Final Interconnection Agreement; and (iv) the Project Company has notified the Utility of the pending change of control of the Project Company and initiated the process set forth in Article 7 of the Final Interconnection Agreement. For purposes of this Agreement, “North Carolina State-Jurisdictional Interconnection Procedures” shall mean those procedures, forms and agreements approved by the NCUC on May 15, 2015, in Docket No. E-100, Sub 101 (the “Interconnection Procedures”). The contemplated change in inverters (from Advanced Energy 1000 NX inverters to KACO brand inverters) since the effective date of the Interconnection Agreement (A) is a “like-kind” replacement of equipment and is not known to be and will not otherwise cause a “material modification” to the “Interconnection Request” as those terms are defined in the Interconnection Procedures, including but not limited to, a reduction in the AC output of the generating facility by more than 10%; and (B) will not lower or result in lowering the nameplate capacity rating of the generating facility below 78.5 MW AC.

3.11     Power Purchase Agreement. The Project Company has entered into the PPA, which is still in full force and effect, is in full compliance with all payment obligations, milestones and other covenants therein, and has notified, and received the written consent of, the Utility of the change of control of the Project Company in compliance with Section 24.3 of the PPA.

3.12     Environmental Laws. PSI and the Project Company have complied and are in compliance with all Environmental Laws affecting it and its respective assets, including the Project Development Assets and the Project Company Development Assets, and no Action has been filed, commenced or threatened against PSI, the Project Company, or to PSI’s Knowledge, ISS, alleging any failure of ISS, PSI or the Project Company to comply with any applicable Environmental Law. The Premises (as defined in the Lease) are in compliance with all Environmental Laws. All environmental investigations, reports, studies, audits, tests, reviews sampling, or other analyses conducted in relation to the Premises, to the extent commissioned by or in the possession of PSI, ISS or the Project Company or anyone under either of their control, have been delivered to CEP II. PSI has made available to CEP II copies of all other material documents and records in its or the Project Company’s possession or control concerning any condition of the environment with respect to the Premises. There are no conditions, facts or circumstances that could result in the imposition of Liabilities under, or noncompliance with, any Environmental Laws at the Premises or by PSI, the Project Company, or to PSI’s Knowledge, ISS. For purposes of this Agreement, “Environmental Laws” shall mean all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, ordinances, decrees, rulings and charges thereunder) of governmental authorities (and all agencies thereof) concerning or relating to pollution or protection of human health, land conservation, wildlife, flora and fauna, natural resources, or the environment, land use and zoning, including, without limitation, laws relating to emissions, discharges, releases, or threatened releases of pollutants or hazardous materials into the air, surface water, ground water, lands or subsurface (including, without limitation, releases to ambient air, land and surface and subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, disposal, transport, or handling of hazardous materials.

3.13     Real Property Interests. The real property and any of the interests related to the real property described on Schedule 2.24 of the MIPA describe all of the real property interests, including, without limitation, options, easements and leases, held by the Project Company underlying or used or to be used in the operation of the Project, including all rights to the Premises and all rights needed for development, construction and operation of the Project (the “Project Real Property”). Such real property interests are sufficient in all material respects for the Project Company to develop, install, own and operate the Project as contemplated by the Material Contracts. The Project Company does not own, lease, license or otherwise have and has not had any interests (including option interests) in any other real property. The Project Real Property is not subject to any liens or other rights of third parties other than such matters set forth as an exception to the Title Policy. The Project Company holds good, valid and marketable leasehold title to the Premises. The Lease, as amended, is in full force and effect and constitutes the valid and binding legal obligations of the parties therein. The copy of the Lease provided to CEP II by PSI is true, accurate and complete, contains all exhibits and has not been modified or amended unless as shown therein. The Premises are in compliance with all conditions, restrictions, or requirements contained in any zoning ordinances, permits or approvals necessary for the Project including, but not limited to, any necessary consents or authorizations. None of PSI, Project Company, or to PSI’s Knowledge, ISS, have received any notice of any of the following and, to PSI’s Knowledge, none of the following events or conditions have occurred or currently exist: (i) any existing or threatened special Tax or special assessment to be levied against the Premises, (ii) any claims from any governmental authority having jurisdiction over the Project Company or the Premises or from any person who will provide utility service to the Premises, that there are not sufficient easements and rights-of-way required for the operation of the Project as contemplated or to provide ingress and egress to and from the Premises. To PSI’s Knowledge, the Premises are being maintained in all material respects in accordance with applicable laws, rules and regulations and none of PSI, ISS or Project Company has received any written notification that the Premises are in violation, in any material respect, of any applicable laws, rules and regulations.

3.14     Full Disclosure. PSI has delivered to CEP II all material information relating to the Project Development Assets, the Project Company Development Assets, and the Project in connection with CEP II’s due diligence examination conducted with respect to the transactions contemplated by this Agreement. None of such information delivered by PSI to CEP II contains any untrue or incorrect statement of fact, or omits to state any fact necessary to make the information, in light of the circumstances in which it was provided, not misleading. No representation or warranty by PSI contained in this Agreement or any statement or certificate furnished or to be furnished by or on behalf of PSI to CEP II or its representatives in connection herewith or pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements contained herein or therein not misleading. Except for any such events or circumstances that have been disclosed in this Agreement, other than matters of a general economic or political nature which do not affect the Project uniquely, there are no other facts or other circumstances (i) that would, individually or in the aggregate, be considered material by a reasonable investor in making an investment decision regarding the Project, the Project Company Development Assets, the ISS Project Development Assets, or the Project Development Assets, or (ii) that could, individually or in the aggregate, materially and adversely affect the ability of the Project to connect to the local distribution or transmission system in accordance with the requirements of the Interconnection Agreement, achieve COD or sell power and the environmental attributes in accordance with the requirements of the PPA.

ARTICLE IV
Representations and warranties of CEP II

CEP II hereby represents and warrants to PSI that the statements contained in this Article IV are true and correct as of the date hereof.

4.1     Organization and Authority; Enforceability. CEP II is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. CEP II has full limited liability company power and authority to enter into this Agreement and the documents to be delivered by it hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by CEP II of this Agreement and the documents to be delivered by it hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite limited liability company action on the part of CEP II. This Agreement and the documents to be delivered by CEP II hereunder have been duly executed and delivered by CEP II, and (assuming due authorization, execution and delivery by the other Parties, as applicable) this Agreement and the documents to be delivered by CEP II hereunder constitute legal, valid and binding obligations of CEP II, enforceable against CEP II in accordance with their respective terms.

4.2     No Conflicts; Consents. The execution, delivery and performance by CEP II of this Agreement and the documents to be delivered by CEP II hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of incorporation, certificate of organization, by-laws, operating agreement or other organizational documents of CEP II; or (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to CEP II. No consent, approval, waiver, notice or authorization is required to be made or obtained by CEP II from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by CEP II of this Agreement and the consummation of the transactions contemplated hereby.

4.3     Legal Proceedings. There is no Action of any nature pending or threatened against or by CEP II that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

ARTICLE V
additional agreements

5.1     Public Announcements. No Party shall make any public announcements regarding the terms of this Agreement without the prior written consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, in the event a disclosure regarding the terms of this Agreement is required of any Party under the laws, rules, or regulations of the Securities and Exchange Commission (“SEC”) or any other applicable governing body, such Party shall be permitted to make such disclosure, provided that such Party shall (a) redact such portions of this Agreement as any other Party identifies as commercially sensitive to the fullest extent permitted under applicable laws, rules and regulations and (b) submit a request to the SEC or such governing body that such redacted portions of this Agreement receive confidential treatment, or otherwise be held in the strictest confidence, to the fullest extent permitted under applicable laws, rules and regulations.

5.2     Further Assurances. Following the Closing, each of the Parties shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the documents to be delivered hereunder. For PSI that will include, at its sole expense, transferring, or causing an affiliate to transfer, the ownership of any of the assets, properties and rights that relate to the Project Development Assets that for any reason did not transfer to CEP II at the Closing, and obtaining or confirming, in writing in form and substance reasonably acceptable to CEP II, from any applicable vendor related to any Project Development Asset the right of CEP II to rely on and use such Project Development Asset (and any related work product therefrom) for its purposes in connection with the Project.

5.3     Project Development Services. Following the Closing, PSI shall perform the project development services set forth in Exhibit E (the “Services”) as part of its obligations herein.

ARTICLE VI
Indemnification

6.1     Survival. All representations, warranties, covenants and agreements contained herein and all related rights to indemnification shall survive until August 31, 2017; provided, that, with respect to any representation, warranty, covenant or agreement as to which a claim shall have been asserted prior to August 31, 2017, the survival period shall continue in effect with respect to such claim until such claim shall have been finally resolved or settled..

6.2     Indemnification by PSI. Subject to the other terms and conditions of this Article VI, PSI shall defend, indemnify and hold harmless CEP II, its affiliates and its and their respective directors, officers, managers, employees, agents and other representatives from and against all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including reasonable attorneys’ fees and disbursements, arising from or relating to: (a) any inaccuracy in or breach of any of the representations or warranties of PSI contained in this Agreement or any document to be delivered hereunder; (b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by PSI pursuant to this Agreement or any document to be delivered hereunder; (c) any Excluded Asset; (d) any Excluded Liability; (e) any failure to perform the Services as required by CEP II; or (f) any amounts or obligations owed or alleged to be owed by PSI or its affiliates or by CEP II or its affiliates to Carlyle Capital in connection with the Carlyle Capital Matter or any other third party not paid pursuant to Section 1.5(b) hereof.

6.3     Indemnification by CEP II. Subject to the other terms and conditions of this Article VI, CEP II shall defend, indemnify and hold harmless PSI, its affiliates and its and their respective directors, officers, managers, employees, agents and other representatives from and against all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including reasonable attorneys’ fees and disbursements, arising from or relating to: (a) any inaccuracy in or breach of any of the representations or warranties of CEP II contained in this Agreement or any document to be delivered hereunder; or (b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by CEP II pursuant to this Agreement or any document to be delivered hereunder.

6.4     Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall provide written notice of such claim to the other party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a person or entity who is not a Party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including, but not limited to, settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

6.5     Escrow Fund Administration. The Escrow Fund shall remain in escrow and be held by the Escrow Agent from and after the date the Delayed Payment is paid into the Escrow Fund under Section 1.5(c) until the end of the Escrow Claim Period as security for the obligations of PSI with respect to the indemnification set forth in Section 6.2(f). The Parties agree that any indemnification amounts owed to CEP II pursuant to Section 6.2(f) of this Agreement or otherwise, may be paid at the option of CEP II: (a) by PSI, promptly upon demand by CEP II, or (b) from the Escrow Fund pursuant to the Escrow Agreement; provided, however, that CEP II’s exercise of its right to be paid from the Escrow Fund shall not limit CEP II in any manner in the enforcement of any other remedies that may be available to it and PSI’s liability for its obligations under this Agreement shall not be limited to the amounts from time to time remaining in the Escrow Fund. Upon the expiration of the Escrow Claim Period without any pending claims, the then remaining balance of the Escrow Fund will be disbursed by the Escrow Agent to PSI; provided, however, that in the event there are any pending claims at the time of such expiration, then (a) such amounts will continue to be held in escrow pursuant to the Escrow Agreement by the Escrow Agent; (b) the remaining balance of the Escrow Fund, after deduction for such amounts, if any, will be disbursed by the Escrow Agent to PSI; (c) as each such claim is resolved, any amount retained with respect thereto that remains in escrow after such resolution will be disbursed by the Escrow Agent to PSI or to CEP II in accordance with the determination of such claim; and (d) after all such claims are determined, the remaining balance of the Escrow Fund, will be disbursed by the Escrow Agent to PSI. For purposes of this Agreement, the “Escrow Claim Period” shall mean the period beginning when the Delayed Payment is paid into the Escrow Fund under Section 1.5(c) and ending upon the earlier of (i) the date that a Release is delivered to CEP II, or (ii) August 31, 2017. For purposes of this Agreement, the Carlyle Capital Matter shall be considered to be a pending claim until a court of competent jurisdiction shall have ruled in a final, non-appealable order (x) that there are no outstanding claims related to the Carlyle Capital Matter or (y) as to the monetary amount or damages to be paid by PSI (and/or CEP II and its affiliates) in the Carlyle Capital Matter and such amount (and all damages, liabilities, settlements, losses, costs and expenses, including reasonable attorneys’ fees and disbursements as provided in Section 6.2 above) shall have been paid to Carlyle Capital from the Escrow Fund or otherwise.

6.6     Set Off. In addition to any rights of set-off CEP II may have as a matter of law or otherwise and subject to applicable law, CEP II shall have the right (but shall not be obligated to) without prior notice to PSI or any other person to set-off any obligation of PSI owed to CEP II under this Agreement (whether or not matured or contingent), including, but not limited to, PSI’s indemnity obligations owed to CEP II in Section 6.2 above against any obligations of CEP II owing to PSI under this Agreement (whether or not matured or contingent), including, but not limited to, the Delayed Payment and the COD Payment. If any such obligation of PSI is unascertained, CEP II may in a reasonable manner estimate that obligation and set-off in respect of the estimate, subject to CEP II providing an accurate and timely accounting and proposed true-up to PSI after the amount of the obligation is ascertained.

6.7     Limitations of Liability. Notwithstanding anything herein to the contrary, EXCEPT WITH REGARD TO psi’S INDEMNITY OBLIGATIONS UNDER SECTION 6.2(F) ABOVE TO THE EXTENT OF THE ESCROW FUND, in no event shall PSI OR CEP II be liable hereunder for any consequential, incidental, exemplary, indirect, punitive or special damages, including, without limitation, loss of profits or loss of business opportunities.

ARTICLE VII
Miscellaneous

7.1     Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) on the third business day after the date sent, if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 7.1):

If to PSI: Principal Solar, Inc.	Attn: Michael Gorton
2560 King Arthur Blvd. Suite 124 PMB 65
Lewisville, Texas 75056
Facsimile: 855.774.7799
Email Address: mgorton@principalsolar.com

with a copy to: Quentin Faust, Esq	Settle & Pou PC
3333 Lee Pkwy #800
Dallas, Texas 752189
Facsimile: 214.526.4145
Email Address: qfaust@settlepou.com

If to CEP II: Carolina Energy Partners II, LLC	c/o Entropy Investment Management, LLC
14120 Ballantyne Corporate Place, Suite 400
Charlotte, North Carolina 28277
Email address: lewis.reynolds@entropyim.com

with a coy to: York Capital Management	Attn: Margaret D. Mauro, SVP and Investment Counsel
767 Fifth Avenue, 17th Floor
New York, New York
Facsimile: 646.514.9321
Email Address: mmauro@yorkcapital.com

with a copy to: McGuireWoods LLP	Attention: Marvin Rogers
Fifth Third Center
201 N. Tryon Street
Suite 3000
Charlotte, North Carolina 28202
Facsimile: 704.343.2300
Email Address: mrogers@mcguirewoods.com

If to ISS: Innovative Solar Systems, LLC	Attn: John Green
171 Rolling Meadows Road
Fletcher, North Carolina 28732
Facsimile: 828.684.4542
Email Address: johngreen@bellsouth.net

with a copy to: David E. Matney, III, Esq.	22 S. Pack Square, Suite 402
P.O. Box 7345
Asheville, North Carolina 28801
Facsimile: 828.255.0868
Email Address: dmatney@dem3.com

7.2     Confidentiality. A Receiving Party shall: (i) keep Confidential Information confidential; (ii) not disclose the Confidential Information to any other person other than to its employees or confidential advisors, or the employees or confidential advisors of an affiliate of a Receiving Party, to the extent reasonably necessary for the purposes of this Agreement (in which case the Receiving Party shall ensure that each such employee and/or advisor is made aware of and complies with the obligations of confidentiality in respect thereof); and (iii) not use the Confidential Information for any purpose other than in connection with this Agreement. The obligations in this Section shall not apply to any Confidential Information: (i) once it comes into the public domain other than through breach of this Agreement by the Receiving Party; (ii) which the Disclosing Party agrees to have been known by the Receiving Party before disclosure by the Disclosing Party to the Receiving Party; (iii) which subsequently comes lawfully into the possession of the Receiving Party from a third party who is not under a confidentiality obligation; or (iv) which is required to be disclosed by an enforceable witness summons or by order of a court or by a governmental authority, provided that the Receiving Party gives the Disclosing Party prompt notice of the proposed disclosure and cooperates with the Disclosing Party, on request, to obtain an appropriate protective order or otherwise limit the disclosure. In the event that a Receiving Party is required under the laws, rules, or regulations of a governmental authority to disclose Confidential Information of a Disclosing Party, the Receiving Party shall: (i) redact such portions of such Confidential Information as the Disclosing Party identifies as commercially sensitive to the fullest extent permitted under applicable laws, rules, and regulations; and (ii) submit a request to such court or governmental authority that, to the fullest extent permitted, such redacted portions of the Confidential Information receive confidential treatment under applicable laws, rules and regulations or otherwise be held in strictest confidence. For purposes of this Agreement, “Confidential Information” means all information of a confidential nature disclosed by a Disclosing Party to a Receiving Party or its officers or employees, including any information relating to the terms and conditions of this Agreement, or to operations, processes, plans or intentions, trade secrets, market opportunities or business affairs of the Disclosing Party or any of its affiliates. Following the Closing, CEP II’s Confidential Information shall include any and all information related to the Project or Project Company. “Disclosing Party” means a party disclosing Confidential Information to a Receiving Party, and “Receiving Party” means any Party receiving Confidential Information from a Disclosing Party.

7.3     Assignment. No Party may assign any of its rights or obligations or otherwise delegate any of its rights, obligations or duties under this Agreement to any third Party without the prior written consent of the other Parties. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Except as expressly provided herein, this Agreement does not create any benefit or right in favor of any person or entity not a Party.

7.4     Entire Agreement. This Agreement (including the Exhibits hereto) and the documents to be delivered hereunder constitute the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

7.5     Governing Law. The validity, construction, and performance of this Agreement as well as the assignment of the Project Development Assets made under this Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina without giving effect to any choice or conflict of law provision or rule (whether of the State of North Carolina or any other jurisdiction).

7.6     Equitable Relief. Each Party shall be entitled to seek equitable relief to enforce this Agreement, including, without limitation, specific performance and injunctive relief. While any disputes under this Agreement are pending, the Parties shall abide by all of their obligations under this Agreement.

7.7     Severability. In the event that any provision of this Agreement is deemed as a matter of law to be invalid or unenforceable, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement deemed invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. The Parties agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purpose of such invalid or unenforceable provision.

7.8     Amendment. No amendment, modification or waiver of any term hereof shall be effective unless set forth in writing signed by all Parties.

7.9     Relationship of the Parties. Nothing in this Agreement and no action taken by the Parties pursuant to this Agreement shall constitute, or be deemed to constitute between the Parties a partnership, association, agency, joint venture or other co-operative entity.

7.10     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

7.11     Definitions. For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 7.11:

“Liabilities” or “liabilities” shall mean with respect to any individual or entity, any liability or obligation of such individual or entity of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such individual or entity.

“PSI’s Knowledge” shall mean the collective actual or constructive knowledge of PSI’s officers, and of its employees and consultants that at one time or another have performed services or work for PSI regarding the Project, after conducting a reasonable investigation regarding the accuracy of the representation and warranties made herein by PSI.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

PRINCIPAL SOLAR, INC.

By: /s/ Michael Gorton
Name: Michael Gorton
Title: CEO

CAROLINA ENERGY PARTNERS II, LLC

By: /s/ John J. Fosina
Name: John J. Fosina
Title: Chief Financial Officer

INNOVATIVE SOLAR SYSTEMS, LLC

By: /s/ Richard H. Green
Name: Richard H. Green
Title: Member/ Manager

INNOVATIVE SOLAR 46, LLC

By: /s/ Richard H. Green
Name: Richard H. Green
Title: Member/ Manager